GOLDEN PATRIOT, CORP.

1979 Marcus Avenue, Suite 210

Lake Success, New York 11042

October 27, 2006

Trading Symbols:

GPTC--OTCBB

GPU-- Frankfurt Stock Exchange

Golden Patriot, Corp. Enters into LOI on Gold Prospect

Golden Patriot, Corp. (the "Company") (OTCBB: GPTC) (Frankfurt Stock Exchange: GPU) has entered into a Letter Of Intent (“LOI”) to option 50% of the Company’s Debut Gold Property in Elko, Nevada.  Terms of the LOI call for exploration expenditures of $1,000,000 CAD and 100% of all property payments over a period of 10 years. This LOI is with a related party by virtue of an officer in common.    Bradley Rudman, President of the Company stated, “This agreement entered into enables Golden Patriot to potentially prove up this deposit without having to fund the costs.  Couple this with our anticipated results back from our past producing uranium mine, it is clear that these are time of high potential growth for the Company.”

Recently, the Company announced that it has been informed by the operator that Phase 1 of drilling operations have now been completed on the past producing Lucky Boy uranium mine. All samples are warehoused in Globe, Arizona, and are being sorted for delivery to the Tucson prep lab, Jacob Laboratories.  All prep samples will then be shipped to the affiliated lab, IPL of Richmond, British Columbia, who will conduct all assaying, with check assays conducted by ALS Chemex  and/or Acme Laboratories of Vancouver, British Columbia. Nick Barr, Project Geologist, is now preparing a summary of the approximate 600 samples taken from the drill program. Mr. Barr reports that Phase 1 of the drill program has been successful in determining various grades of 2lbs/ton and greater, with widths of 10 to 20 feet in a number of drill-holes on the property based on scintilometer readings of the samples, and observations of the anomalous thickness, by him, on site. The chemical assays and correlated down-hole probe radiometrics will give the definitive results and determine the next phase of drilling to further define the ore body. Results are expected to be available within a number of weeks. A full report with conclusions and recommendations will follow shortly thereafter.   The previously announced potential gold property joint venture with a NYSE listed gold company will not be proceeding.

To receive timely updates and information on any future developments as they occur please email us at info@goldenpatriotcorp.com.

Contact: Brad Rudman

Tel: 212-760-0500

www.goldenpatriotcorp.com

Disclaimer: This announcement may contain forward-looking statements which involve risks and uncertainties that include, among others, limited operating history, limited access to operating capital, factors detailed in the accuracy of geological and geophysical results including drilling and assay reports; the ability to close the acquisition of mineral exploration properties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. More information is included in Golden Patriot, Corp. filings with the Securities and Exchange Commission, and may be accessed through the SEC's web site at http://www.sec.gov.